Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010, except as to the last paragraph of Note 15, which is as of May 26, 2010, and the penultimate paragraph of Note 15 which is as of June 14, 2010 relating to the financial statements, which appears in Tesla Motors, Inc.’s Registration Statement (No. 333-164593) on Form S-1 filed on June 28, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 29, 2010